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EXHIBIT 10.18

                              CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement") is entered into this 17th day of October 2006, effective as of the Commencement Date (as defined below), by and among Ivivi Technologies, Inc. (the "Company"), a New Jersey corporation, having an office at 224-S Pegasus Avenue, Northvale, New Jersey 07647; Pilla Consulting, Inc. (the "Consultant"), a New Jersey corporation, having an office at 1 Winding Ridge, Oakland NJ 07436 and, as to Sections 3, 5, 7, 9(a), 9(b), 10, 11, 12(b) and 13 through 22 (inclusive) only, Arthur Pilla, Ph.D. (the "Consultant's Representative"), an individual residing at (the Company, Consultant and Consultant's Representative, each a "Party" and collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, Consultant is in the business of providing consulting services in the field of bio-electromagnetics and magnetic bio-effects;

     WHEREAS, Consultant's Representative is an expert in the field of bio-electromagnets and magnetic bio-effects;

     WHEREAS, prior to the date of this Agreement, Consultant was engaged to provide consulting services to the Company (the "Prior Consulting Services");

     WHEREAS, the Company desires to continue to engage Consultant to provide consulting services to the Company and Consultant desires to continue to be engaged as a consultant to the Company, and

     WHEREAS, each Party believes it to be in their respective best interests to enter into an agreement to set forth the terms pursuant to which Consultant shall continue to be engaged as a consultant to the Company.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and the agreements herein set forth, the Parties, intending to be legally bound, hereby agree as follows:

1. ENGAGEMENT. The Company hereby agrees to continue to engage Consultant, and Consultant hereby accepts the continued engagement with the Company, on the terms and subject to the conditions set forth in this Agreement.

2. TERM. Consultant's continued engagement under this Agreement shall commence on March 1, 2006 (the "COMMENCEMENT DATE") and, subject to earlier termination pursuant to Section 8 hereof, shall continue until March 1, 2011 (the "TERM"); provided, however, unless either the Company or Consultant gins written notice to the other at least ninety (90) days prior to the expiration of the then-current Term that such Party elects not to renew this Agreement, the then-current Term shall automatically be extended for additional one-year periods. In no event shall the election of the Company not to extend the Term be deemed a Without Cause Termination or a Good Reason Termination (as such capitalized terms are defined in Section 8 below).


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3. CONSULTANT'S REPRESENTATIVE. The Parties agree that the Consultant's
Representative will be assigned by Consultant to perform the Consulting Services (as defined below), on behalf of Consultant, as Consultant's sole representative throughout the Term. Consultant and Consultant's Representative represent and warrant that Consultant's Representative (i) owns, and at all times during the Term shall own, 100% of the outstanding stock of Consultant, (ii) is, and at all times during the Term, shall be the sole director and officer of Consultant, and
(iii) is qualified and properly trained to perform the Consulting Services. Without limitation of the foregoing, it is understood and agreed that Consultant's Representative shall perform all duties, on behalf of Consultant, with respect to the Consulting Services and such obligations may not be assigned or delegated by Consultant or Consultant's Representative without the prior written consent of the Company.

4. CONSULTING SERVICES. During the Term, Consultant shall be engaged to cause Consultant's Representative to serve as the Science Director and the Chairman of the Scientific Advisory Board of the Company and/or in such other position or capacity as the Company and Consultant shall agree in writing (the "Consulting Services"). It is understood and agreed that the scope of the Consulting Services shall include, without limitation, the following:

     (a) Causing the Consultant's Representative to serve as the Company's Science Director and the Chairman of the Scientific Advisory Board of the Company;

     (b) Reviewing technological developments that are in the Company's best interest and reporting the same to the Company on a periodic basis;

     (c) Acting as principal investigator and providing recommendations to the Company for future clinical research applications for the Company's technologies;

     (d) Providing instruction and assistance to the Company for all technical and medical aspects of FDA submissions and compliance, including, without limitation, assistance with regard to regulatory approval of products;

     (e) Providing instruction and assistance to the Company for all technical and medical aspects of marketing;

     (f) Causing Consultant's Representative to represent the Company at strategic meetings or conferences as Science Director, upon reasonable notice by the Company;

     (g) Organizing telephonic, electronic and person to person meetings with the members of the Company's Scientific Advisory Board, as requested by the Company;

     (h) Causing Consultant's Representative to be available to attend the Company's Board of Directors (the "Board") meetings;

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     (i) Responding to questions and inquiries made by the Company, either orally or in writing, as the same maybe requested from time to time;

     (j) Providing reasonable endorsement of products;

     (k) Advising the Company on new product development;

     (l) Providing periodic reports as to the Consulting Services and, if requested in writing, providing time sheets indicating the amount of time expended and the area of Consultant's services that consumed the time;

     (m) Performing and providing direction for research and development of electromagnetic and other systems, equipment, or devices for therapeutic purposes ("DEVICES"), including, without limitation, the commercial exploitation thereof by developing any such Devices;

     (n) Performing tests and providing recommendations with respect to signal configurations for the optimization of the Devices;

     (o) Directing clinical and basic research projects related to the effect of EMF therapy upon pain, edema, blood circulation, and tissue and bone growth and repair in general, and, including, but not limited to, the oral cavity;

     (p) Providing direction to the Company for future clinical and research applications of its technology;

     (q) Preparing and tracking all patent applications that Consultant, in consultation with the Company's officers, deem are necessary for the Company's successful operation;

     (r) Communicating with other professionals employed or retained by the Company;

     (s) Developing, on a periodic basis, a detailed budget for all proposed research, together with time frames and bench mark goals, which shall be submitted to the Company's Chief Financial Officer, the Chairman of the Board and other executive officers of the Company in a timely manner; and

     (t) Reporting on all on-going research on at least a monthly basis, describing the progress of the research and identifying how the research is progressing in comparison to the budget, time frames, and goals.

Consultant shall cause Consultant's Representative to perform such duties as are consistent with the Consulting Services. Consultant shall, and shall cause the Consultant's Representative to, render the Consulting Services conscientiously and devote its and their best efforts and abilities thereto, it being acknowledged that the Consulting Services shall be non-exclusive, subject to Consultant's and Consultant's Representative's compliance with the terms and provisions of this Agreement, including, without limitation, Section 10 below. Consultant shall observe, and Consultant's Representative to observe, all applicable policies and directives promulgated from time to time by the Company for independent contractors. Consultant shall not be required to cause Consultant's Representative to perform any duties that would, or would be likely to, result in non-compliance with or violation of any applicable law, regulation, regulatory bulletin, and/or any other regulatory requirement. The Consulting Services will be principally performed in Oakland, New Jersey and at such other location as Consultant and the Company mutually agree.

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Consultant shall cause Consultant's Representative to devote at least 450 hours during each three (3) month period of the Term to the performance of the Consulting Services on behalf of Consultant.

5. INDEPENDENT CONTRACTOR. It is expressly agreed that, performing the Prior Consulting Services the Consultant was, and in performing the Consulting Services hereunder the Consultant is, acting solely as an independent contractor. Neither Consultant nor Consultant's Representative, in connection with the Prior Consulting Services had, and, under this Agreement shall have, the authority to act for, bind, or otherwise commit the Company and neither Consultant nor Consultant's Representative shall hold itself or himself out as having any such authority. It is expressly agreed that the acts or omissions of Consultant and/or Consultant's Representative shall not be deemed the acts or omissions of the Company. Consultant and Consultant's Representative acknowledge and agree that Consultant's employees and agents (including, without limitation, Consultant's Representative) are not, and shall not be, employees or agents of the Company and are not, and shall not be, entitled to compensation from, or employee benefits of, the Company. The Company shall not (a) pay any contributions to Social Security, unemployment insurance, or federal or state withholding taxes with respect to Consultant or the fees paid to Consultant pursuant to this Agreement or in connection with the Prior Consulting Services,
(b) carry workers' compensation or other accident or health insurance to cover Consultant's employees or agents (including, without limitation, Consultant's Representative), or (c) provide any other contributions or benefits to Consultant or Consultant's employees or agents (including, without limitation, Consultant's Representative) that might be expected in an employer-employee relationship and Consultant and Consultant's Representative expressly waive any right to such participation or coverage. Consultant and Consultant's Representative hereby expressly acknowledge and agree that (a) Consultant is an independent contractor and that neither it nor Consultant's Representative is, was, or shall be deemed to be or have been, an employee of the Company, (b) neither this Agreement nor any arrangement with respect to the Prior Consulting Services shall constitute or be evidence of any agreement or understanding, express or implied, that Consultant or Consultant's Representative is or was an employee of the Company or has or had any rights as an employee of the Company,
(c) except with respect to the terms explicitly set forth in this Agreement relating to the 2004 Stock Award (as defined in Section 7 below), the Company neither had, nor shall have, any direct or indirect obligations to Consultant's Representative in connection with the Prior Consulting Services, this Agreement or otherwise arising as a result of Consultant's Representative's performance (on behalf of Consultant) of the Prior Consulting Services or the Consulting Services, (d) with respect to any fees or other payment to Consultant under this Agreement or in connection with the Prior Consulting Services, Consultant shall make and pay all contributions, tax payments, estimated tax payments or other tax liabilities, as required for itself and its employees and agents (including, without limitation, Consultant's Representative), (c) Consultant shall bear sole responsibility for paying compensation and providing benefits to its employees and agents (including, without limitation, Consultant's Representative), and (f) Consultant shall comply with applicable U.S. immigration and federal, state and local labor and employment laws, rules and regulations with respect to its employees and agents (including, without limitation, Consultant's Representative). It is understood and agreed that Consultant has the fall power and authority to enter into this Agreement and to select the means, manner and method of performing the Consulting Services with direction by the Company and Consultant's employees and agents (including, without limitation, Consultant's Representative) shall at all times be under Consultant's direction and control. Compliance by Consultant or its employee and agents (including, without limitation, Consultant's Representative) with the Company's stated objectives or practices shall not affect Consultant's status as an independent contractor and shall not relieve Consultant of the obligations assumed by it under this Agreement. Notwithstanding the foregoing, the Company shall have the right to direct the priority of the Consulting Services to be rendered, as the Company, in its sole discretion, determines.

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6. MONTHLY CONSULTING FEES; DISCRETIONARY PERFORMANCE FEE: EXPENSES

     (a) MONTHLY CONSULTING FEES. As payment for all Consulting Services rendered by Consultant under this Agreement, the Company shall pay to Consultant the sum of $6,300 per month (prorated for partial months) (the "MONTHLY CONSULTING FEES"). Notwithstanding the foregoing, upon the completion of an initial public offering of the Company's common stock (the "IPO"), the Monthly Consulting Fees will be increased as follows: (a) if the gross proceeds of the IPO are at least $10,000,000, the Monthly Consulting Fees will be increased to $20,000 per month (prorated for partial months); (b) if the gross proceeds of the IPO are greater than $5,000,000, but less than $10,000,000, the Monthly Consulting Fees will be increased to $15,000 per month (prorated for partial months); and (c) if the gross proceeds of the IPO are $5,000,000 or less, the Monthly Consulting Fees will be increased to $10,000 per month (prorated for partial months). The Monthly Consulting Fees shall be subject to periodic review (which shall occur at least annually) and such periodic increases as the Board or the Compensation Committee of the Board (the "COMPENSATION COMMITTEE") shall deem appropriate in its discretion. The term "MONTHLY CONSULTING FEES" as used in this Agreement shall refer to the Monthly Consulting Fees, as the same nay be increased in accordance with the terms of this Section 6(a). Nothing in this Agreement shall constitute an assurance that the Company will consummate the IPO

All Monthly Consulting Fees shall be payable without deduction for federal income, social security, or state or local income taxes. The Monthly Consulting Fees shall be paid on the last day of the calendar month in which they are earned. If any Monthly Consulting Fees earned by Consultant are not paid within thirty (30) days of the due date thereof, Consultant shall notify the Company in writing and the Company shall have fifteen (15) days from receipt of such notice to cure such payment, unless other arrangements have been made by mutual agreement between Consultant and the Company. In the absence of such special arrangement and if within the fifteen (15) days cure period the outstanding Monthly Consulting Fees are not paid, then the outstanding Monthly Consulting Fees shall be deemed a late payment and shall be deemed a late payment and shall accrue interest at the Prime Rate (as defined below) from the date such Monthly Consulting Fees were due. As used herein, "Prime Rate" means the rate set forth as the "Prime Rate" in The Wall Street Journal published most recently prior to the date such. past due Monthly Consulting Fees became due and payable to Consultant.

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     -6- (b) PERFORMANCE FEES. In addition to the Monthly Consulting Fees, during the Term Consultant will be eligible for an annual performance-based fee (the "PERFORMANCE FEE"), the amount of which, if any, shall be determined in the Board's or the Compensation Committee's sole discretion. The criteria for determining the Performance Fee shall include, without limitation, the Company's performance, the Company's assessment of Consultant's contributions to the Company performance, and the level of discretionary bonuses and/or fees to be awarded to the Company's executive level employees and agents. The Performance Fee, if any, shall be determined as of the end of each fiscal year during the Term and payable within sixty (60) days of the last day of each such year. To be eligible to receive any Performance Fee (or portion thereof), Consultant must be engaged by the Company both at the time the amount of the Performance Fee, if any, is determined, and at the time any such Performance Fee is to be paid. All Performance Fees shall be payable without deduction for federal income, social security, or state or local income taxes.

     (c) STOCK OPTION GRANTS. During the Term, Consultant shall be eligible to receive from time to time stock option grants in amounts, if any, to be determined by the Board or the Compensation Committee in its sole discretion. Such discretionary stock option grants, if any, will be subject the terms and conditions established within the Company's stock option plan or any successor stock option plan as may be in place from time to time and a separate stock option grant agreement between the Company and Consultant that sets forth, among other things, the exercise price, expiration date and vesting schedule of such options.

     (d) EXPENSES. Consultant shall be promptly reimbursed by the Company for all reasonable business expenses that are pre-approved by the Company, provided that such expenses are deductible by the Company for U.S. Federal income tax purposes and were incurred by Consultant during the Term in connection with the performance of the Consulting Services and provided further that Consultant promptly presents to the Company an itemized account of such expenditures, together with supporting vouchers, in accordance with the Company's policies for independent contractors as are in effect from time to time.

     (e) NO FEES FOR SCIENTIFIC ADVISORY BOARD SERVICES. The Company and the Consultant hereby acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, neither the Consultant nor the Consultant's Representative shall receive any compensation for Consultant's Representative's services in his capacity as Chairman or a member of the Company's Scientific Advisory Board other than reimbursement for expenses incurred by the Consultant on behalf of the Company.

7. 2004 STOCK GRANT. Consultant's Representative acknowledges that, on January 5, 2004, the Company issued to him 140,000 shares of its common stock (the "2004 Stock Grant"), including 16,000 shares that were vested immediately upon issuance and 124,000 shares subject to forfeiture that vest in five (5) equal yearly installments on January 5 of each year following the year of the grant through and including January 5, 2009 (the "Vesting Schedule"). Consultant's Representative further acknowledges and agrees that the shares issued in connection with the 2004 Stock Grant are subject to the Voting Agreement dated as of January 5, 2004, as amended (the "Voting Agreement"), and Consultant's Representative shall execute any applicable lock-up or voting right agreements as may be required by the Company in connection with the IPO. The shares issued in connection with the 2004 Stock Grant are further restricted by the Securities Act of 1933 (the "Act") and Consultant's Representative will cooperate with the Company in the preparation and execution of any documents or filings pursuant to the Act with respect to Consultant's Representative's shares.

8. TERMINATION EVENTS. This Agreement and Consultant's engagement to provide the Consulting Services hereunder may be terminated as follows:

     (a) DEATH. In the event of Consultant's Representative's death, this Agreement and the Consultant's engagement to perform the Consulting Services shall automatically terminate on the date of death.

     (b) DISABILITY. In the event of Consultant's Representative's Disability (as defined below), the Company may terminate this Agreement and Consultant's engagement to perform the Consulting Services upon notice to Consultant. As used in this Agreement, "Disability" means a physical or mental disability that prevents Consultant's Representative from performing, on behalf of Consultant, the Consulting Services for a period of at least 90 consecutive days in any 12-month period or 120 non-consecutive days in any 12-month period. Notwithstanding any physical or mental disability that prevents Consultant's Representative from performing, on behalf of Consultant, the Consulting Services, (i) the Company shall continue to pay the Consulting Fees to Consultant, and (ii) the shares of stock granted to Consultant's Representative in connection with the 2004 Stock Grant shall continue to vest in accordance with the Vesting Schedule, in each case, through and until the date that the Company terminates this Agreement and Consultant's engagement to perform the Consulting Services as a result of Consultant's Representative's Disability.

     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement and Consultant's engagement to perform the Consulting Services hereunder at any time for Cause (as defined below) by delivering a written notice of termination to Consultant (a "Termination for Cause") As used in this Agreement, "Cause" shall mean:

          (i) the continued failure by Consultant to follow, or cause Consultant's Representative to follow, the lawful duties delegated to Consultant by the Company's Chief Executive Officer, the Company's President and/or the Board (other than a failure resulting from an illness or other incapacity of Consultant's Representative) ten (10) days following written notice of such failure is delivered to Consultant on behalf of the Company that specifically identifies the manner in which it is alleged that Consultant has not substantially performed, or caused Consultant's Representatives to perform, such duties;

          (ii) Consultant's and/or Consultant's Representative's willful misconduct or gross negligence that is, or reasonably could be expected to be, injurious in the reasonable discretion of the Company to the business, operations or reputation of the Company (monetarily or otherwise);

          (iii) Consultant's and/or Consultant's Representative's commission of a fraudulent, illegal or dishonest act in respect of the Company,

          (iv) Consultant's failure to adhere, or cause Consultant's Representative to adhere, to any applicable policy or procedure of the Company, which failure has, or reasonably could be expected to hay; an adverse effect on the business, operations or reputation of the Company (monetarily or otherwise);

          (v) Consultant's or Consultant's Representative's conviction of, or guilty or nolo contendere plea to, a felony or other criminal act involving moral turpitude; or

          (vi) Consultant's or Consultant's Representative's breach of any of the terms of Section 10 of this Agreement or other material breach of its or his representations, warranties, covenants or other obligations set forth in this Agreement.

The Company's termination of this Agreement and Consultant's engagement to perform the Consulting Services hereunder shall not be deemed a `Termination for Cause" unless and until there shall have been delivered to Consultant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Consultant and Consultant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Consultant and/or Consultant's Representative is guilty of the conduct described in any of subparagraphs (i)-(vi) (inclusive) above, and specifying the particulars thereof in detail.

     (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate this Agreement and Consultant's engagement to perform the Consulting Services hereunder at any time for no reason or any reason (other than for Cause or as a result of Consultant's Representative's death or Disability) by delivering a written notice to Consultant (a "WITHOUT CAUSE TERMINATION").

     (e) VOLUNTARY TERMINATION BY CONSULTANT. Consultant may voluntarily terminate this Agreement and Consultant's engagement to perform the Consulting Services hereunder other than for Good Reason (as defined below) by giving the Company sixty (60) days advance written notice of termination (a "VOLUNTARY TERMINATION"); provided, however, the Company reserves the right to accept Consultant's notice of Voluntary Termination and to accelerate such notice and make the termination of this Agreement and Consultant's engagement to perform the Consulting Services hereunder effective immediately, or on any other date prior to the date set forth in Consultant's notice of Voluntary Termination as Consultant deems appropriate.

     (f) TERMINATION BY CONSULTANT FOR GOOD REASON. Consultant may terminate this Agreement and Consultant's engagement to perform the Consulting Services hereunder for Good Reason by giving the Company written notice of termination (a "GOOD REASON TERMINATION"). As used in this Agreement, "GOOD REASON" shall mean, in the absence of a written consent of Consultant:

          (i) the failure of the Company to pay any Monthly Consulting Fees due to Consultant or the reduction by the Company in the amount of the Monthly Consulting Fees due to Consultant, other than failures and/or reductions that are remedied by the Company within 30 days after receipt of written notice thereof given by Consultant;

          (ii) any material failure by the Company to comply with any material provision of this Agreement, other than failures that are remedied by the Company within thirty (30) days after receipt of written notice thereof given by Consultant; or

          (iii) the Company's continued requirement that Consultant perform services that would result in a non-compliance with or violation of any applicable law, regulation, regulatory bulletin, and or other regulatory requirement thirty (30) days after the Company's receipt of written notice from Consultant that sets forth the basis for Consultant's objection to performing such services.

     (g) MUTUAL AGREEMENT. This Agreement and Consultant's engagement to perform the Consulting Services hereunder may be terminated at any time pursuant to a mutual written agreement between the Company and Consultant (a "MUTUAL TERMINATION").

     (h) EXPIRATION OF TERM. This Agreement and Consultant's engagement to perform the Consulting Services shall automatically terminate upon expiration of the Term.

9. EFFECT OF TERMINATION.

     (a) TERMINATION BY THE COMPANY FOR CAUSE; TERMINATION BY CONSULTANT WITHOUT GOOD REASON: MUTUAL AGREEMENT. In the event that this Agreement and Consultant's engagement to perform the Consulting Services is terminated as a result of a Termination for Cause, a Voluntary Termination, or a Mutual Termination, then this Agreement, the Consulting Period and Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to (i) pay to Consultant any Monthly Consulting Fees earned, but not yet paid, through the effective date of termination, and
(ii) pay or reimburse Consultant for any expenses incurred by Consultant through the effective date of termination in accordance with Section 6(d) above (collectively, the "ACCRUED OBLIGATIONS"). Consultant's Representative understands and agrees that, in the event of a Termination for Cause, a Voluntary Termination, or a Mutual Termination, all shares of stock issued to Consultant's Representative in connection with the 2004 Stock Grant that have not vested prior to the effective date of termination shall be forfeited

     (b) DEATH; DISABILITY. In the event that this Agreement and Consultant's engagement to perform the Consulting Services is terminated as a result of Consultant's Representative's death or Disability, then this Agreement, the Consulting Period and Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to (i) pay to Consultant the Accrued Obligations, and (ii) subject to Consultant's and Consultant's Representative's or Consultant's Representative's estates', as applicable, execution, delivery and non-revocation of a general release in a form satisfactory to the Company (the "RELEASE") (which Release, among other things, will include a general release of the Company, its affiliates and their respective officers, directors, managers, members, shareholders, partners, employees and agents, as well as their respective successors and assigns from all liability and such other terms deemed necessary by the Company for its protection), continue to pay to Consultant the Monthly Consulting Fees in accordance with Section 6(a) above for a period of twelve (12) months following the effective date of termination. Consultant's Representative understands and agrees that, in the event that this Agreement and Consultant's engagement to perform the Consulting Services is terminated as a result of Consultant's Representative's death of Disability, all shares of stock issued to Consultant's Representative in connection with the 2004 Stock Grant that have not vested prior to the date of Consultant's Representative's death or the date that this Agreement is terminated as a result of Consultant's Representative's Disability, as applicable, shall be forfeited.

     (c) WITHOUT CAUSE TERMINATION; GOOD REASON TERMINATION.

          (i) In the event that this Agreement and Consultant's engagement to perform the Consulting Services is terminated as a result of a Without Cause Termination or a Good Reason Termination prior to the seven (7) year anniversary of the Commencement Date, then this Agreement, the Consulting Period and Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to (A) pay to Consultant the Accrued Obligations, and (B) subject to Consultant's and Consultant's Representative's execution, delivery and non-revocation of the Release, continue to pay to Consultant the Monthly Consulting Fees in accordance with Section 6(a) for a period of twenty-four (24) months following the effective date of termination.

          (ii) In the event that this Agreement and Consultant's engagement to perform the Consulting Services is terminated as a result of a Without Cause Termination or a Good Reason Termination after the seven (7) year anniversary of the Commencement Date, then this Agreement, the Consulting Period and Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to (A) pay to Consultant the Accrued Obligations, and (B) subject to Consultant's and Consultant's Representative's execution, delivery and non-revocation of the Release, continue to pay to Consultant the Monthly Consulting Fees in accordance with Section 6(a) for a period of twelve (12) months following the effective date of termination.

     [The Company acknowledges and agrees that, in the event of a Termination without Cause or a Good Reason Termination, the shares of the Company's common stock issued to Consultant's Representative in connection with the 2004 Stock Grant shall continue to vest in accordance with the Vesting Schedule; provided, however, in the event of a Termination without Cause or a Good Reason
Termination: within twelve (12) months following a Change of Control (as defined below), all such shares of common stock of the Company that were granted to Consultant's Representative in connection with the 2004 Stock Grant shall be deemed fully vested upon the date of termination.] As used in this Agreement, "Change of Control" means:

     (A) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities; provided, however, the consummation of the IPO and/or the exercise or conversion of any instruments as of the closing date of the 1PO tail not be deemed a Change of Control;

     (B) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately alter such merger or consolidation; or

     (C) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

     (d) EXPIRATION OF TERM.

          (i) In the event that this Agreement and Consultant's engagement to perform the Consulting Services terminates upon the expiration of the Term as a result of Consultant's notice to the Company of its election not to renew this Agreement or the Company's notice to Consultant of its election not to renew this Agreement beyond the seven (7) year anniversary of the Commencement Date, then this Agreement, the Consulting Period and the Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to pay to Consultant the Accrued Obligations.

          (ii) In the event that this Agreement and Consultant's engagement to perform the Consulting Services terminates upon the expiration of the Term as a result of the Company's notice to Consultant of its election not to renew this Agreement beyond the initial five (5) year Term or beyond the first one (1) year renewal of the Term, then this Agreement, the Consulting Period and the Consultant's engagement to perform the Consulting Services shall terminate and the Company's sole obligation under this Agreement or otherwise shall be to (A) pay to Consultant the Accrued Obligations, and (B) subject to Consultant's and Consultant's Representative's execution, delivery and non-revocation of the Release, continue to pay to Consultant the Monthly Consulting Fees in accordance with Section 6(a) for a period of twenty-four (24) months following the effective date of termination.

All Accrued Obligations shall be paid to Consultant on the last day of the calendar month following the effective date of this Agreement and Consultant's engagement to perform the Consulting Agreement. Except with respect to the Accrued Obligations, any payments required to be made by the Company to Consultant following the termination of this Agreement shall commence on the first business day of the calendar month following the 8th day after Consultant's and Consultant's Representative's execution and delivery of the Release; provided, however, that if necessary to comply with the restriction in
Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning payments to "specified employees," such payments shall not commence until the first business day of the seventh month following the effective date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Consultant shall have no obligation to seek a substitute engagement or otherwise mitigate the Company's obligations to make the payments set forth in this Section 9.

10. CONFIDENTIAL INFORMATION, DEVELOPMENTS: NON-SOLICITATION AND
NON-COMPETITION, AND OTHER COVENANTS.

     (a) CONFIDENTIAL INFORMATION. Consultant and Consultant's Representative acknowledge that, in connection with the Prior Consulting Services Consultant and Consultant's Representative were afforded, and, in connection with the Consulting Services under this Agreement Consultant and Consultant's Representative will be afforded, access to Confidential Information relating to the Company, its business, potential business or that of its customers and vendors. "CONFIDENTIAL INFORMATION" includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development and project procedures. Confidential Information does not include (i) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Consultant's or any if its employee's or agents' direct or indirect act or omission, or (ii) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organization having authority pursuant to law; provided, however, that Consultant and/or Consultant's employees or agents (including, without limitation, Consultant's Representative), as applicable, shall have first given written notice to the Company to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Information not be disclosed and, in the event such protective order is not obtained, Consultant and/or its employees or agents (including, without limitation, Consultant's Representative), as applicable, shall disclose only that portion of the Confidential Information that Consultant or Consultant's Representative is legally obligated to disclose.

     With respect to Confidential Information of the Company and its customers and vendors:

          (i) Consultant and its employees and agents (including, without limitation, Consultant's Representative) have used, and will use, Confidential Information only in the performance of the Prior Consulting Services and the Consulting Services for the Company Neither Consultant nor any of its employees or agents (including, without limitation, Consultant's Representative) have used, or will use, Confidential Information at any time (during or after Consultant's engagement by the Company) for its or their own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company or its customers or vendors;

          (ii) Neither Consultant nor its employees and agents (including, without limitation, Consultant's Representative) have disclosed, or will disclose, Confidential Information at any time (during or after Consultant's engagement by the Company) except to authorized Company personnel, unless the Company consented or consents in advance in writing or unless the Confidential Information indisputably became or becomes of public knowledge or enters the public domain (other than through Consultant's or its employees' or agents' direct or indirect act or omission);

          (iii) Consultant and its employees and agents (including, without limitation, Consultant's Representative) have safeguarded, and will safeguard, the Confidential Information by all reasonable steps and have abided by, and will continue to abide by, all policies and procedures of the Company in effect from time to time regarding storage, copying, destruction, and handling of documents;

          (iv) Consultant and Consultant's Representative acknowledge that the Company may be required to sign non-disclosure or confidentiality agreements with customers or vendors, prospective customers or vendors, and other third parties in which the Company agrees that its employees and agents (and its agents' employees and agents) will not disclose Confidential Information of such customers or vendors, prospective customers or vendors, or other third parties. By executing this Agreement, Consultant and Consultant's Representative acknowledge and agree that the Company may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Consultant and Consultant's Representative will execute and abide by all confidentiality agreements reasonably requested by the Company's customers, or vendors, prospective customers or vendors, and other third parties; and

          (v) Consultant and its employees and agents (including, without limitation, Consultant's Representative) will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company and its customers and vendors to the Company when Consultant's consulting relationship with the Company terminates or otherwise on demand and, at that time Consultant and Consultant's Representative will certify to the Company, in writing, that Consultant and its employees and agents (including, without limitation, Consultant's Representative) have complied with this Agreement. Neither Consultant nor its employees and agents (including, without limitation, Consultant's Representative) shall retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its customers and vendors.

     (b) DEVELOPMENTS. Consultant and Consultant's Representative have disclosed, and will disclose, promptly and fully to the Company and to no one else: (i) all inventions, ideas, improvements, discoveries, works, modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Consultant, Consultant's Representative or Consultant's other employees and agents (collectively, together with all patent rights, copyrights, trade secret rights and other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof, the "Developments"), solely or jointly with others, during the course of Consultant's engagement by the Company (whether prior to or after the date of this Agreement) that (A) are related to the business of the Company or any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (B) result from tasks assigned to Consultant, Consultant's Representative or any other employee or agent of Consultant by the Company; (ii) any Development that is related to the business of the Company and in which Consultant and/or Consultant's Representative had an assignable interest at the time of Consultant first engagement by the Company, (iii) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to the business of the Company. The determination as to whether a Development is related to the business of the Company shall be made solely by an authorized representative of the Company. Any Development relating to the business of the Company disclosed within six (6) months following the termination of Consultant's engagement by the Company shall be deemed to fall within the provisions of this Section 10(b). The "business of the Company" as used in this Section 10(b) includes the actual business currently conducted by the Company, as well as any business conducted by the Company during the course of the Prior Consulting Services and any business in which the Company proposes to engage at any time during the period of Consultant's engagement. Consultant and Consultant's Representative agree that, to the maximum extent possible, all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of the Company from conception, as "works made for hire" (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Neither Consultant nor Consultant's Representative shall have an interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments did not or does not, by operation of law, vest in the Company, Consultant and Consultant's Representative hereby irrevocably assign to the Company all of Consultant's and Consultant's Representative's right, title and interest (including, without limitation, tangible and intangible rights such as patent rights, trademarks, copyrights and all other intellectual property rights, worldwide, and the right to sue for present, past and future infringements thereof) that Consultant and/or Consultant's Representative may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agree promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of the Company- Consultant and Consultant's Representative also hereby assign to the Company, or waive if not assignable, all of Consultant's and/or Consultant's Representative's "moral rights" in and to all such Developments, and agree promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company.

Consultant and Consultant's Representative agree to assist the Company without charge for so long as Consultant is engaged by the Company and for as long thereafter as may be necessary (but at the Company's expense including reasonable compensation to Consultant and/or Consultant's Representative if Consultant is no longer engaged by the Company): (1) to apply, obtain, register and renew for, and vest in, the Company's benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments.

In the event that the Company is unable to secure Consultant's and/or Consultant's Representative's signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Consultant and Consultant's Representative hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Consultant's and Consultant's Representative's agent and attorney-in-fact, to act for and on Consultant's and Consultant's Representative's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Consultant or Consultant's Representative.

     (c) COVENANT AGAINST COMPETITION AND SOLICITATION.

          (i) Consultant and Consultant's Representative acknowledge and understand that, in view of the nature of Consultant's engagement by the Company, Consultant's and Consultant's Representative's relationship with the Company will afford Consultant and its employees and agents (including, without limitation, the Consultant's Representative) extensive access to Confidential Information of the Company. Consultant and Consultant's Representative therefore agree that during the Restricted Period (as defined below), neither Consultant nor Consultant's Representative shall, anywhere in the world, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent, or employee, with or without remuneration, engage in any business or other commercial activity that is engaged in or is seeking to engage in the business of (i) designing, developing and/or commercializing electrotherapeutic technologies or (ii) designing, developing, marketing, selling, distributing and/or providing any products or services that are of the same nature as a product or service provided by the Company or a product or service which the Company is developing or seeking to provide and of which the Consultant or Consultant's Representative has knowledge. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Consultant's or any Consultant's Representative's ownership of less than 5% of the outstanding shares of any publicly traded corporation that conducts a competitive business. As used in this Agreement, "Restricted Period" means during the course of Consultant's engagement by the Company and a period following the termination of Consultant's engagement by the Company (for any reason or no reason and regardless of which Party initiated the termination) equal to the longer (i) eighteen (18) months, and (ii) the period, if any, following termination of Consultant's engagement by the Company during which the Company continues to pay Consultant the Monthly Consulting Fees in accordance with the terms of Section 9 above.

          (ii) Consultant and Consultant's Representative further agree that, during the Restricted Period, neither nor Consultant's Representative shall, directly or indirectly, either on its or his own behalf or on behalf of any other individual or commercial enterprise: (A) contact, communicate, solicit, or transact any business with or assist any third party in contacting, communicating, soliciting, or transacting any business with (1) any of the customers, or vendors of the Company, (2) any prospective customers or vendors of the Company being solicited (with the knowledge of Consultant or Consultant's Representative) at the time of the termination of Consultant's engagement, or
(3) any individual or entity who or which was within the most recent twelve (12) month period a customer or vendor of the Company, for the purpose of inducing such client, customer or vendor or prospective client, customer or vendor to be connected to or benefit from any business competitive with that of the Company or to terminate its or their business relationship with the Company, (B) perform services related to those provided by the Company for (or assist any third party arty in performing services related to those provided by the Company for) any individual or entity who or which is or was (within the most recent twelve (12) month period) a customer of the Company; (C) solicit, induce or assist any third party in soliciting or inducing any individual or entity who or which is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor, or agent of the Company to leave the employment of the Company or cease performing services for the Company, (D) hire or engage or assist any third party in hiring or engaging, any individual or entity who or which is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor, or agent of the Company, or (B) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.

     (d) NON-DISPARAGEMENT. Consultant and Consultant's Representative agree that during the Term and all times thereafter, neither Consultant nor Consultant's Representative shall disparage the reputation of the Company or any of its officers, directors, employees, or representatives. The Company agrees that it will instruct its officers and directors to refrain from disparaging the reputation of Consultant or Consultant's Representative.

     (e) REASONABLE RESTRICTIONS. Consultant and Consultant's Representative acknowledge and agree that the restrictions on the activities in which Consultant and Consultant's Representative may engage that are set forth in this
Section 10 and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company's legitimate business interests. In the event of Consultant's or Consultant's Representative's breach or threat of breach of any of the provisions set forth in this Section 10, the Company would suffer irreparable harm and damages would be an inadequate remedy. Consultant and Consultant's Representative further acknowledge that the business of the Company is global and, accordingly, the restrictions cannot be limited to a particular geographic area. Consultant and Consultant's Representative hereby waive the right to assert the defense that such breach or violation can be compensated adequately in damages at law. Accordingly, Consultant and Consultant's Representative agree that, in the event of Consultant's or Consultant's Representative's breach or threatened breach of any of the provisions of this Section 10, the Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity. In addition (and not instead of those rights), Consultant and Consultant's Representative farther covenant that Consultant and Consultant's Representative shall be responsible for payment of the fees and expenses of the Company's attorneys and experts, as well as the Company's court or forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Consultant's or Consultant's Representative's violation or threatened violation of any of the provisions of this Section 10. Consultant and Consultant's Representative further understand and agree that, in addition to any of the remedies set forth above or otherwise at law or in equity, any post-termination payments owed to Consultant pursuant to Sections 9(b), 9(c) or 9(d)(ii) will be forfeited in the event of Consultant's or Consultant's Representative's breach of any of its or his obligations under this Section 10 or any other provision of this Agreement that survives termination of this Agreement. Consultant and Consultant's Representative understand and agree that its and his obligations under this Section 10 shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that Consultant and/or Consultant's Representative may have against the Company.

     (f) SEPARATE COVENANTS. in the event that any court of competent jurisdiction shall determine that any one or more of the provisions of this
Section 10 shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties hereto that the covenants and restrictions set forth in Section 10 be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of Section 10 shall not affect the validity or enforceability of any other provisions thereof The covenants and restrictions contained in Section 10 shall be deemed a series of separate covenants and restrictions. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in Section 10, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of Section 10 for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

11. INDEMNIFICATION. Consultant and Consultant's Representative hereby indemnify the Company and holds it harmless from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several (Including, without limitation, reasonable legal or any other expenses incurred by the Company in connection with the preparation for or defense of any actions, claim or proceeding, whether or not resulting in any all liability) to which the Company may become subject or liable or which may be incurred by or assessed against the Company under any statute, common law, contract or otherwise arising out of (a) Consultant's performance (or Consultant's Representative's performance on behalf of Consultant) of the services in connection with the Prior Consulting Services or the Consulting Services pursuant to this Agreement, including, without limitation, any actions or omissions by Consultant's Representative, (b) Consultant's failure to make or pay all contributions, tax payments, estimated tax payments or other tax liabilities, pay compensation and provide benefits to its employees and agents, or comply with applicable immigration, labor, and employment laws, rules and regulations as required by Section 5 of this Agreement, (c) Consultant's and/or the Consultant's Representative's breach of any of the provisions of Section 10, or (iv) the Consultant's and/or the Consultant's Representative's material breach of any of the other representations, terms or provisions of this Agreement or the arrangement pertaining to the Prior Consulting Services. The indemnity and expense reimbursement agreement and obligations set forth herein shall be in addition to any other rights, remedies or indemnification that the Company may have or be entitled to at common law or otherwise.

12. REPRESENTATIONS AND WARRANTIES.

     (a) Consultant represents and warrants to the Company that (i) Consultant has the legal authority to execute and perform this Agreement, (ii) this Agreement is a valid and binding agreement enforceable against Consultant according to its terms, (iii) has consulted with its attorneys and financial advisors with respect to the terms of this Agreement (specifically including, without limitation the provisions of Section 10), (iv) Consultant has at no time assigned or otherwise transferred any interest in any Development (including, but not limited to, any Developments arising from the Prior Consulting Services), to any third party, or granted any third party any license, permission, or other right with respect to any such Development, or permitted any lien, security interest or other encumbrance to be imposed on any such Development, or entered into any contract or other arrangement pursuant to which the Consultant has agreed to any of the foregoing and (v) the execution and delivery by Consultant of this Agreement does not, and the performance by the Consultant of Consultant's obligations hereunder will not, with or without the giving of notice or the passage of time, or both (A) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant, or (B) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement (including, without limitation, any confidentiality, non-solicitation, non-competition or similar agreement) to which Consultant is a party or by which Consultant may otherwise be bound. Consultant acknowledges and agrees that the Company has fully satisfied all of its obligations to Consultant with respect to the Prior Consulting Services and that Consultant has no rights or claims against the Company or its directors, officers, managers, members, shareholders, partners, employees or agents, due to, arising out of or relating to, the Prior Consulting Services, the obligations of the Parties with respect thereto, the services performed by Consultant and/or the Consultant's Representative in connection with the Prior Consulting Services or other consulting arrangement or understanding (including, without limitation, any claims to severance benefits or compensation of any kind) or otherwise

     (b) Consultant's Representative represents and warrants to the Company that
(i) Consultant's Representative has the legal authority to execute and perform and perform his obligations under Agreement, (ii) this Agreement is a valid and binding agreement enforceable against Consultant's Representative according to its terms, (iii) Consultant's Representative has consulted with his attorneys and financial advisors with respect to the terms of this Agreement (specifically including, without limitation, the provisions of Section 10), (iv) Consultant's Representative has at no time assigned or otherwise transferred any interest in any Development (including, but not limited to, any Developments arising from the Prior Consulting Services), to any third party, or granted any third party any license, permission or other right with respect to any such Development, or permitted any lien, security interest or other encumbrance to be imposed on any such Development, or entered into any contract or other arrangement pursuant to which the Consultant's Representative has agreed to do of the foregoing and (v) the execution and delivery by Representative of this Agreement does not, and the performance by Consultant's Representative (on behalf of Consultant) of the Consulting Services and the performance of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both (A) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Consultant's Representative, or (B) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement (including, without limitation, any confidentiality, non-solicitation, non-competition or similar agreement) to which Consultant's Representative is a party or by which Consultant's

Representative may otherwise be bound. Consultant's Representative acknowledges and agrees that he has no rights or claims against the Company or its directors, officers, managers, members, shareholders, partners, employees or agents, due to, arising out of or relating to, the Prior Consulting Services, the obligations of the Parties thereunder, the services performed by Consultant and/or Consultant's Representative in connection with the Prior Consulting Services or other consulting arrangement or understanding (including, without limitation, any claims to severance benefits or compensation of any kind) or otherwise. Consultant's Representative understands that the Company may, for its own benefit and in its sole discretion, maintain "key-man" life and disability insurance policies with respect to Consultant's Representative and Consultant's Representative agrees to cooperate with the Company in connection with the Company's obtaining and maintaining such policies.

13. BINDING EFFECT: DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the Company and Consultant and their respective successors and assigns (including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred). With respect to Section 3,5,7, 9(a), 9(b), 10, 11,
12)b), and 13 through 22 (inclusive) only, this Agreement also shall be binding upon Consultant's Representative and his heirs, executors and assigns. The duties and covenants of Consultant and Consultant's Representative, being personal, may not be delegated or assigned.

14. NOTICE. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (d) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company, Consultant and/or Consultant's Representative, as the case may be, at the respective addresses indicated in the caption of this Agreement or such other address as either party may in the future specify in writing to the other. In addition, a copy (which shall not itself constitute notice) of any notice sent to the Company hereunder shall be sent to: Lowenstein Sandier PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Tel. 973.597-2476, Fax: 973.597.2569,
Attention: Steven M. Skolnick, Esq.

15. GOVERNING LAW; JURISDICTION. Any and all actions or controversies arising out of this Agreement or Consultant's engagement, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. Consultant's engagement with the Company only shall be brought and heard in the state and federal courts of the State of New Jersey, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

16. SURVIVAL. The provisions of Sections 5 and 9 through 22 (inclusive) of this Agreement shall survive the termination of this Agreement and Consultant's engagement to perform the Consulting Services.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all agreements and understandings (whether oral or written) between the parties concerning the subject matter hereof. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

18. 280G CUT-BACK. Notwithstanding anything set forth in this Agreement to the contrary, in the event that any payment or benefit provided under this Agreement would, in the opinion of the independent certified accountants for the Company, not be deemed to be deductible in whole or part in the calculation of the Federal income tax of the Company or any other person making such payment or providing such benefit by reason of Section 2800 of the Code, the aggregate payments or benefits provided under this Agreement shall be reduced to the "safe harbor" level under Section 2800 so that the entire amount which is paid or provided to Consultant shall be deductible notwithstanding the provisions of
Section 2800 of the Code.

19. SEVERABILITY. If any term or provision of this Agreement shall be found to be invalid or otherwise unenforceable by a court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

20. NO STRICT CONSTRUCTION. Given the full and fair opportunity provided to each of the Parties to consult with theft respective counsel with respect to the terms of this Agreement, ambiguities shall not be construed against any Party by virtue of such Party having drafted the subject provision.

21. NO WAIVER. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

22. HEADINGS. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            IVIVI TECHNOLOGIES, INC.

                                            By: /s/ Andre DiMino
                                                --------------------------------
                                                Name: Andre DiMino
                                                Title: illegible


WITNESS:                                   PILLA CONSULTING, INC.:

/s/ signature                              By: /s/ Arthur Pilla
----------------------------                   ---------------------------------
                                               Name: Arthur Pilla, Ph.D.
                                               Title: President


WITNESS

/s/ signature                              /s/ Arthur Pilla
----------------------------               -------------------------------------
                                           Arthur Pilla, Ph.D., individually